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8205 South Cass Avenue, Darien, Illinois 60561	Telephone (630) 515-0170

FOR IMMEDIATE RELEASE

Contact:	At Insure.com, Inc.
Phillip A. Perillo
Chief Financial Officer
(630) 515-0170, ext. 295
phil@insure.com

Insure.com, Inc. Reports Third
Quarter 2008 Financial Results

•	Quarterly net profit of $112,000 vs. net profit of $544,000 in Q3 2007
•	Revenues decline 10 percent to $4.1 million vs. $4.6 million in Q3 2007

DARIEN, Illinois (October 29, 2008) — Insure.com, Inc. (Nasdaq: NSUR), the only place on earth where you can get auto, life, health, home and business insurance quotes from over 100 leading companies and have the freedom to buy from the company of your choice, today announced financial results for the third quarter ended September 30, 2008.

Financial Results

Insure.com reported revenues of $4.1 million for the third quarter of 2008, a decrease of 10 percent from revenues of $4.6 million for the same quarter of 2007. Net profit for the quarter was $112,000 or $0.02 per share, compared to a profit of $544,000, or $0.07 per share, for the third quarter of 2007.

As previously reported, Insure.com reported a net profit of $57,000 on revenues of $4.1 million in the second quarter of 2008.

“Our third quarter top and bottom lines were negatively impacted by our planned decision to stop selling excess life insurance leads in favor of having our growing in-house telephone agents pursue such leads,” said Robert Bland, chairman and CEO. “We are continuing to pursue an aggressive plan to increase our in-house agent force in order to maximize policy sales and commission revenues from our life insurance lead flows. This strategy is costly in the short-run because the realization of commission revenue from life insurance policy sales happens 90 days after an application is first requested. Life insurance policy sales will remain our focus into future quarters.”

Phil Perillo, chief financial officer, added, “We were pleased to achieve a profit during a quarter in which we hired a number of new phone agents. We have 65 now and intend to expand to 100 by June 30, 2009. New agents do not produce any significant revenue until about six months after starting due to the time it takes for licensing and training, as well as the length of time it takes for an application to make its way through insurance company underwriting to become a paid policy for us.”

Continued…

Insure.com has a strong balance sheet with no debt. Cash and investments in marketable securities totaled $9.8 million at September 30, 2008, and our year to date cash flow from operations is a positive $466,000.

Stockholders’ equity amounted to $17.2 million at September 30, 2008, as compared to $19.2 million at December 31, 2007, with about $1.6 million of the decrease coming from the repurchase of Company stock throughout the first nine months of 2008.

During the third quarter of 2008, the Company repurchased 118,000 shares and is currently authorized by its board to repurchase up to 497,000 additional shares in the open market or in negotiated transactions.

About Insure.com
Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, www.insure.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to various third parties. Shares of the Company’s common stock trade on the Nasdaq Capital Market under the symbol NSUR.

Cautions about Forward-Looking Statements
This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information. More information about potential factors that could affect the Company’s financial results are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the United States Securities and Exchange Commission.

INSURE.COM, INC.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Commissions and fees	$4,137	$4,616	$12,161	$13,496

Expenses:
Selling & marketing	918	1,244	3,227	4,440
Operations	2,211	2,034	6,443	6,839
General & administrative	784	721	2,528	2,601
Depreciation & amort.	190	196	598	579
Total expenses	4,103	4,195	12,796	14,459
Operating income (loss)	34	421	(635)	(963)

Investment income (net)	78	123	291	323
Gain (loss) on disposal of assets	-	-	-	2

Net income (loss)	$112	$544	$(344)	$(638)

Net income (loss) per common share, basic and diluted	$0.02	$0.07	$(0.05)	$(0.09)

Diluted average common shares and equivalents outstanding	6,933	7,385	7,092	7,298

SELECTED BALANCE SHEET DATA
(In thousands)

	September 30,	December 31,
	2008	2007

Cash and equivalents	$4,194	$2,072
Investments	5,556	8,941
Commissions receivable	3,095	3,263
Intangibles and goodwill	4,794	5,148
Other assets	1,536	1,515
Total assets	$19,175	$20,939

Total current liabilities	$1,984	$1,695
Total stockholders' equity	17,191	19,244
Total liabilities & stockholders' equity	$19,175	$20,939